Exhibit 99.1
For Immediate Release

CNO Financial Group Announces Increase to Quarterly Dividend and Results of Annual Shareholders Meeting

CARMEL, Ind., May 10, 2019 - CNO Financial Group, Inc. (NYSE: CNO) reported today that the company’s board of directors has approved a 10% increase in its quarterly dividend. The board declared a quarterly cash dividend of $0.11 per share on the company’s common shares, payable June 24, 2019, to shareholders of record at the close of business on June 10, 2019.
In addition, CNO announced that at the company's annual meeting earlier today, its shareholders:

•
Elected nine directors (Gary Bhojwani, Ellyn Brown, Stephen David, Robert Greving, Mary (Nina) Henderson, Charles Jacklin, Daniel Maurer, Neal Schneider and Frederick Sievert) to serve terms expiring at next year's annual meeting.

•	Approved the Replacement NOL Protective Amendment to the Company’s Amended and Restated Certificate of Incorporation to preserve the value of tax net operating losses and certain other tax losses.

•	Ratified the appointment of PricewaterhouseCoopers LLP as the company's independent registered public accounting firm for 2019.

•	On a non-binding advisory basis, voted in favor of the compensation paid to the company's named executive officers as disclosed in the proxy statement for the annual meeting.

About CNO Financial Group
CNO Financial Group, Inc. (NYSE: CNO) is a holding company.  Our insurance companies - principally Bankers Life and Casualty Company, Colonial Penn Life Insurance Company and Washington National Insurance Company - primarily serve middle-income pre-retiree and retired Americans by helping them protect against financial adversity and provide for a more secure retirement.  For more information, visit CNO online at www.CNOinc.com.

For further information:

CNO News Media
Valerie Dolenga
(312) 396-7688
Valerie.Dolenga@CNOinc.com

CNO Investor Relations
Jennifer Childe
(312) 396-7755
Jennifer.Childe@CNOinc.com

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